EXHIBIT 4

Consent to Expand Private Placement

I understand and acknowledge the following:

1.                                       Trestle Holdings, Inc., a Delaware corporation with principal offices located at 199 Technology Drive, Suite 105, Irvine, California 92618 (the “Company”), has issued an offering of common stock under that certain Private Placement Memorandum dated June 1, 2004 (the “Offering”).

2.                                       Under the Offering, the Company proposed to sell up to 1.5 million Units to accredited investors, with each Unit defined as and consisting of (a) one share (a “Share”) of Common Stock of the Company, par value $.001 per share (the “Common Stock”), and (b) the right to purchase one-half share of Common Stock (each right to purchase a full share of Common Stock, a “Warrant Share”) at an exercise price of $2.00 per Warrant Share which is exercisable for a period of three years from issuance.

3.                                       Subsequent to the issuance of the Offering by the Company, I entered into that certain Common Stock Purchase Agreement and Amendment to Private Placement Memorandum and Common Stock Purchase Agreement with the Company wherein I purchased a certain number of Units under the Offering.

4.                                       I understand that the Company now desires to sell more than 1.5 million Units under the Offering, and hereby requests my consent to increase the maximum number of Units it may sell pursuant to the Offering from 1.5 million Units to 2.5 million Units (the “Expanded Offering”).

5.                                       I understand that I am under no obligation to provide my consent to the Expanded Offering.

6.                                       I hereby agree and consent to the Expanded Offering, and agree to permit the Company to increase the maximum number of Units it may sell under the Offering from 1.5 million Units to 2.5 million Units.

This agreement and consent is hereby made as of _____, 2004 by the duly authorized representatives of the undersigned.

[Print Name of Investor]

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Number of Units Subscribed for

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Purchase Price